UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Memory Pharmaceuticals Corp.

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Memory Pharmaceuticals Corp.
100 Philips Parkway
Montvale. New Jersey 07645
Phone: (201) 802-7100
Fax: (201) 802-7190
www.memorypharma.com	June 9, 2008
Dear Stockholder:
This letter supplements our Proxy Statement dated May 19, 2008 (the “Proxy Statement”) delivered in connection with the 2008 Annual Meeting of Stockholders of Memory Pharmaceuticals Corp. (the “Company”) which will be held at the Park Ridge Marriott, located at 300 Brae Boulevard, Park Ridge, New Jersey 07656, commencing at 9:00 a.m., local time, on Friday, June 13, 2008.
Proposal 2 of our Proxy Statement seeks stockholder approval to amend our Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a specific ratio within a range of 1:2 to 1:10, to be determined by our Board of Directors, in its sole discretion, within a twelve month period following stockholder approval (the “Reverse Split”).
The Board of Directors’ primary objectives in proposing the Reverse Split are to raise the per share trading price of our common stock and to increase the number of shares of our authorized but unissued common stock available for issuance. The Board believes that the Reverse Split would, among other things, (i) better enable us to maintain the listing of our common stock on the Nasdaq Global Market, (ii) facilitate higher levels of stock ownership by institutions whose investment policies generally prohibit investments in lower-priced securities and (iii) better enable us to raise funds to finance our planned operations and to meet the minimum stockholders’ equity requirement for continued listing on the Nasdaq Global Market. To regain compliance with this requirement, the closing bid price of our common stock would have to exceed $1.00 for ten consecutive trading days. The closing sale price of our common stock on June 6, 2008 was $0.51 per share.
On June 6, 2008, we received a letter from the NASDAQ Listing Qualifications Department notifying us that, because we have not regained compliance with the $1.00 per share minimum bid price requirement set forth in Marketplace Rule 4450(a)(5), our securities are subject to delisting from The NASDAQ Global Market, unless we request a hearing before the NASDAQ Listing Qualifications Panel (the “June Letter”). We intend to request a hearing, which will automatically stay the delisting of our securities until the Panel issues a decision.
If our stockholders approve Proposal 2 at the Annual Meeting, we may be able to regain compliance with the minimum bid requirement prior to the date of the hearing. At the hearing, we intend to present our plan to achieve and sustain compliance with all requirements for continued listing, including NASDAQ’s minimum stockholders’ equity requirement, with which we are also not currently in compliance. The June Letter states that historically reverse stock splits within a certain time frame have been viewed as the only definitive plan acceptable to resolve a bid price deficiency and that any plan that we submit must include a commitment to effect a reverse stock split, if necessary. There can be no assurance that the Panel will grant our request for continued listing following the hearing.
The Board of Directors is recommending that the stockholders approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of the outstanding shares of our common stock at a ratio within a range of 1:2 to 1:10.
The Reverse Split and other matters to be considered and voted on at the 2008 Annual Meeting are set forth in the Proxy Statement previously mailed to you. You are encouraged to carefully review the Proxy Statement and attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, we hope that you will vote so that your shares will be represented at the Annual Meeting. If you have already voted and wish to change your vote, please follow the instructions on page 3 of the Proxy Statement under the heading “Can I change my vote?”. If you have already voted and do not wish to change your vote, then your vote has already been counted.
If you have not yet voted and cannot attend the Annual Meeting in person, please be sure to sign, date and return the enclosed proxy card in the accompanying reply envelope or to follow the instructions on your proxy card or voting instruction card for voting over the Internet or by telephone as soon as possible. We look forward to seeing you at the meeting.
Sincerely,

Jonathan Fleming	Vaughn M. Kailian
Chairman	President and Chief Executive Officer